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                                                                    Exhibit 10.2

                                 BIG CITY RADIO, INC.
                                C/O METROMEDIA COMPANY
                                ONE MEADOWLANDS PLAZA
                          EAST RUTHERFORD, NEW JERSEY 07073



                                            As of December   , 1997




Mr. Michael Kakoyiannis
138 Cambridge Avenue
Garden City, New York  11530

Dear Michael:

         When executed by you and by BIG CITY RADIO, INC., a Delaware Corporation (the "Company"), this letter agreement (the "Agreement") shall amend and restate in its entirety the letter agreement dated as of October 17, 1994, as amended and supplemented, between you and the Company for your employment with the Company, to read as follows:

         1. (a) The Company hereby employs you as its President and Chief Executive Officer for a term ending on December 31, 2000 (the "Term") or such earlier time as your employment may be terminated by you or by the Company as provided in this Agreement.

              (b) The Company may terminate your employment for cause at any time effective upon the date specified in a written notice of such termination delivered to you. The term "for cause" shall mean and include, but shall not be limited to, any of the following events:

                   (i) fraud, misappropriation or embezzlement of funds or property by you involving (x) the Company, (y) any of the radio broadcast stations that the Company may own from time to time (the "Stations"), or
    (z) any Affiliated Company (as defined in paragraph 5 of this Agreement);

                   (ii) your [arrest or] conviction in any jurisdiction for any crime which constitutes a felony, or which constitutes a misdemeanor that involves fraud, moral turpitude or material loss to the Company, any Station or any Affiliated Company, or their respective businesses or reputations; provided, however, that if your employment is terminated based on your arrest for any such crime and you are subsequently found to be not guilty or all charges are dismissed for any such crime, your termination shall be considered to have been made without cause and you shall be entitled to the payments and benefits specified in paragraph 1(d) hereof;



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                                                                     2


                  (iii) your misconduct in, or neglect of, the performance of your duties and responsibilities hereunder, or your violation of any specific lawful direction of the Board of Directors of the Company or its Chairman of the Board of Directors;

                   (iv) your breach of any material provision of this Agreement which breach continues uncured for a period of five (5) days after written notice thereof is given to you by the Company.

              (c) If you are unable to perform your duties hereunder by reason of illness or disability, as determined by a doctor selected by the Company, which inability continues for a period of ninety (90) consecutive days or more or any ninety (90) days or more within any one hundred eighty (180) day period, then at any time thereafter while such inability continues, the Company may terminate your employment hereunder by giving you written notice thereof.

              (d) The Company shall have the right, at any time, to terminate your employment without cause, by providing written notice delivered to you at least thirty (30) days prior to the effective date of such termination. If your employment is terminated by the Company without cause, the Company shall pay you a severance payment in an amount equal to eighteen times your base monthly salary at the time of termination and, in addition, your employment-related benefits shall continue until eighteen (18) months subsequent to the date of your termination (such severance payment and employment-related benefits are collectively referred to as "Severance Payments"). Upon mutual agreement of the Company and you, Severance Payments due to you pursuant to this paragraph 1(d) may be made in a lump sum at the time of termination. If your employment is terminated by the Company for cause as defined in Section 1(b) above or disability, the Company shall have no obligations to you for severance payments or continuation of employment-related benefits. You shall receive the payments in this paragraph 1(d) regardless of whether you obtain any other compensation or benefits from the Company or any other employment.

              (e) (i) If there is a Change of Control (as defined below) of the Company, you shall have the right, at any time within ninety (90) days following the occurrence of such Change of Control, to terminate your employment hereunder, by written notice to the Company, effective upon the date specified in such notice, for any reason or for no reason whatsoever. Upon a Change of Control and your election to terminate your employment as provided herein, the Company shall pay you as severance pay, an amount equal to the Severance Payments. Fifty percent (50%) of the amounts payable to you under this section 1(e) (the "Change of Control Compensation") shall be payable in a lump sum to you within thirty (30) days of the termination of your employment due to a Change of Control hereunder, and the balance of such Change of Control Compensation shall be payable in ten (10) equal and consecutive monthly installments, commencing thirty (30) days after payment of the aforementioned payment. Upon mutual agreement between the Company and


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                                                                     3


you, all payments may be made in a lump sum within thirty (30) days of termination of your employment. You shall have no obligation to mitigate the Company's obligation to pay the Change of Control Compensation by offsetting against such payment obligation any income received by you from other employment following termination of your employment with the Company.

                   (ii) For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred (i) when all or substantially all of the assets of the Company are sold, leased, exchanged or otherwise transferred to any person or entity or group of persons or entities acting in concert other that a Permitted Holder (as defined below) or a Wholly-Owned Subsidiary (as defined below) of the Company, (ii) when the Company is merged or consolidated with or into another entity with the effect that stockholders of the Company immediately prior to such merger or consolidation hold less than 50% of the combined voting power of the then outstanding securities of the surviving entity of such merger or the entity resulting from such consolidation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors,[ (iii) on the first day within any two-year period on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (as defined below)], or (iv) when any person or entity or group of persons or entities acting in concert, other than Permitted Holders, becomes the beneficial owner, directly or indirectly of more than 50% of the combined voting power of the then outstanding securities of the Company having the right to vote in the election of directors.

                  (iii) "Permitted Holder" shall include only the following persons: (w) Stuart Subotnick, Anita Subotnick and their respective estates, guardians, conservators or committees; (x) each descendant of Stuart Subotnick or Anita Subotnick (a "Subotnick Descendant") and their respective estates, guardians, conservators or committees; (y) each Subotnick Family Controlled Entity (as defined below); and (z) the trustees, in their respective capacities as such, of each Subotnick Family Trust (as defined below).

                   (iv) "Subotnick Family Controlled Entity" means (w) any not-for-profit corporation if at least a majority of its board of directors is composed of Stuart Subotnick, Anita Subotnick and/or Subotnick Descendants;
(x) any other corporation if at least a majority of the value of its outstanding equity is owned by Permitted Holders; (y) any partnership if at least a majority of the economic interest of its partnership interests is owned by Permitted Holders; and (z) any limited liability or similar company if at least a majority of the economic interest of the company is owned by Permitted Holders.

                   (v) "Subotnick Family Trust" includes trusts the primary beneficiaries of which are Stuart Subotnick, Anita Subotnick, Subotnick Descendants, Stuart or Anita Subotnick's siblings, spouses of Subotnick Descendants


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                                                                     4


and their respective estates, guardians, conservators or committees and/or charitable organizations (collectively, "Subotnick Beneficiaries"). For purposes of this provision, the primary beneficiaries of a trust will be deemed to be Subotnick Beneficiaries if, under the maximum exercise of discretion by the trustee in favor of persons who are not Subotnick Beneficiaries, the value of the interests of such persons in such trust, computed actuarially, is 50% or less. The factors and methods prescribed in section 7520 of the Internal Revenue Code of 1986, as amended, for use in ascertaining the value of certain interests shall be used in determining a beneficiary's actuarial interest in a trust for purposes of applying this provision. For purposes of this provision, the actuarial value of the interest in a trust of any person in whose favor a testamentary power of appointment may be exercised shall be deemed to be zero. For purposes of this provision, in the case of a trust created by a Subotnick Descendant, the actuarial value of the interest in such trust of any person who may receive trust property only at the termination of the trust and then only in the event that, at the termination of the trust, there are no living issue of such Subotnick Descendant, shall be deemed to be zero.

                   (vi) "Wholly-Owned Subsidiary" means any corporation, limited liability company, partnership or other entity of which all the outstanding voting securities or similar interests are owned by the Company or any Wholly-Owned Subsidiary of the Company or by the Company and a Wholly-Owned Subsidiary of the Company.

                  (vii) "Continuing Director" means, as of the date of any determination, any member of the Board of Directors of the Company who (x) was a member of such Board of Directors on the date of this Agreement or (y) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (z) is a designee of the Permitted Holders or their affiliates or was nominated by the Permitted Holders or their affiliates or any designees of the Permitted Holders or their affiliates on the Board of Directors.


              (f) Upon commencement of your employment, your responsibilities shall include but not be limited to overseeing the broadcast operations of all radio properties in the Company, directing and implementing all necessary procedures to improve the overall positioning of the Stations and enhancing the consolidated cash flow of the Stations, provided however, that the Board of Directors of the Company shall have the right to change your responsibilities, or assign you additional responsibilities, commensurate with your position as President and Chief Executive Officer. You shall devote your entire working time and best efforts to the faithful performance of the duties to which you are assigned during the term of your employment to the exclusion of all other employment for yourself or for others or any business activities which conflict or interfere with your performance of duties hereunder. The Company shall not be obligated to utilize your services hereunder

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                                                                     5


and its entire obligation to you shall be fulfilled by making all of the payments and providing all of the benefits due to you under Section 2 of this Agreement. Your performance of duties hereunder shall be subject to the direction, supervision and control of the Board of Directors of the Company or the Chairman of the Board of Directors. You agree to accept and perform without further consideration the duties of such offices, directorships, membership of any committee of the Board of Directors and titles to which you are selected or named by the Company. You shall perform your duties at such locations and shall perform all travel requested by the Board of Directors of the Company or its Chairman of the Board of Directors or otherwise necessary in the performance of your duties.

              (g) During your employment with the Company and, upon termination of your employment for any reason and thereafter for a period of eighteen (18) months (collectively, the "Non-Competition Period"), you shall not, without the prior written consent of the Board of Directors or the Chairman of the Board of Directors, which consent may be withheld in their sole discretion, directly or indirectly, own, acquire or seek to acquire or obtain any license for an AM or FM radio station in the "Territory", or render any services or advice to, or in any way be engaged in, any AM or FM radio station in the "Territory". For purposes of this Agreement, the "Territory" means the area within seventy-five (75) miles of the transmitter for any radio station owned or operated by the Company [at any time during the Non-Competition Period].

              (h) You represent and warrant to the Company that you have full power and authority to execute, deliver and perform this Agreement and that the execution, delivery and performance by you will not result in the breach of or default under any other agreement to which you are a party or by which you are bound, including but not limited to any employment agreement, or agreement to not compete with any other person or entity.

              (i) The Company represents and warrants to you that it has full power and authority to execute, deliver and perform this Agreement and that the execution, delivery and performance by it will not result in the breach of or default under any other agreement to which it is a party or by which it is bound, including but not limited to any employment agreement, or agreement not to compete with any other person or entity.

              (j) You represent and warrant that to the best of your knowledge, information and belief, neither you nor any person acting on your behalf has accepted or agreed to accept, or paid or agreed to pay, any money, service or any valuable consideration, as defined in Section 508 of the Communications Act of 1934, as amended (the "Communications Act"), for the broadcast of any matter contained in any program on the Stations. You further covenant that during the Term hereof, you will not accept or agree to accept (except from the Company) or pay or agree to pay any money, service or any valuable consideration, as defined in Section 508 of the

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                                                                     6


Communications Act, for the broadcast of any matter contained in any program on the Stations.

         2. (a) In consideration of and in full payment for the due and faithful performance by you of your duties hereunder during your employment pursuant to this Agreement the Company shall pay you and you agree to accept a salary at the rate of three hundred thousand dollars ($300,000.00) per annum. The Company shall pay your salary hereunder periodically on dates established by the Company, but not less frequently than once a month. All payments under this Agreement will be subject to all deductions and withholding required by law or agreement of the parties.

              (b) In addition to the salary payable to you hereunder, if the "Consolidated Operating Cash Flow" of the Company for a calendar year should exceed the levels specified in this Section 2(b), the Company shall pay you an annual bonus as specified in this Section 2(b). "Consolidated Operating Cash Flow" of the Company means operating revenue of the Company on a consolidated basis less operating expenses, before depreciation, amortization, interest and taxes, and excluding all extraordinary gains and losses. To determine the annual bonus, if any, to be paid to you, the Consolidated Operating Cash Flow for the calendar year then ended shall be compared to the consolidated budgeted cash flow of the Company (the "Budgeted Cash Flow") for such year as shall be determined for such year by the Board of Directors of the Company or any compensation committee of the Board of Directors as the Board of Directors may from time to time designate. If the Consolidated Operating Cash Flow for such year is equal to at least ninety five percent (95%) but less than one hundred percent (100%) of the Budgeted Cash Flow for such year, you shall be paid a bonus of twenty thousand dollars ($20,000.00). If the Consolidated Operating Cash Flow for such year is equal to one hundred percent (100%) or more of the Budgeted Cash Flow for such year, you shall be paid a bonus of fifty thousand dollars ($50,000.00), plus an additional bonus equal to fifty percent (50%) of the amount by which the Consolidated Operating Cash Flow exceeds the Budgeted Cash Flow for such year, provided that the maximum amount of the additional bonus payable to you for a given calendar year shall not exceed twenty thousand dollars ($20,000) and provided, further, that the total amount of bonus payments (including additional bonus payments) payable to you for any given calendar year shall not exceed seventy thousand dollars ($70,000). All bonus payments shall be made no later than thirty (30) days following the completion of the annual accounting closing of the Company's books. The Company shall make all determinations of Consolidated Operating Cash Flow in accordance with GAAP, which determinations will be final and binding. If your employment should terminate prior to the end of a calendar year, your bonus payment for such year shall be calculated based on the full calendar year, but you shall be paid on a pro rata basis (i.e., a percentage determined by the number of days during the final year of your employment with the Company in which you were employed divided by the total number of days in such year).


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                                                                     7


              (c) (i) As further consideration of the due and faithful performance by you of your duties hereunder, you will be entitled to receive during your employment pursuant to this Agreement, 93,755 shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock") for every 20% increase in the average Closing Price (as defined below) of the Class A Common Stock over a period of six consecutive months on any securities exchange or on the National Association of Securities Dealers, Inc. Automated Quotations system (the "NASDAQ") or any other system on which the Class A Common Stock is traded measured in the manner specified in clause (ii) below; provided that in no event will you be entitled to receive more than 281,265 shares of Class A Common Stock in the aggregate pursuant to this Section 2(c). Any issuance of 93,755 shares of Class A Common Stock pursuant to this provision shall be referred to herein as an "Award" and any share of Class A Common Stock issued to you hereunder shall be referred to herein as an "Incentive Security".

                   (ii) For purposes of this Agreement, the increase in the average Closing Price of the Class A Common Stock shall be measured:

                        (x) first, on the last day of any six consecutive month period from and after the effectiveness of the registration statement on Form S-1 (File No. 333-36449) (the "Effective Date"), by comparing the average Closing Price of the Class A Common Stock over such six consecutive month period [with the Closing Price of the Class A Common Stock on the first day of trading of such Class A Common Stock following the Effective Date].

                        (y) then, on the last day of any six consecutive month period following the grant of any Award pursuant to clause (i) or this clause
(ii), by comparing the average Closing Price of the Class A Common Stock over such six consecutive month period with the average Closing Price used as a basis for the measurement of the increase in the last Award granted pursuant to clause
(i) or this clause (ii).

                  (iii) For purposes of this Agreement, the "Closing Price" on any day means the reported closing sales price or, in the case no such sale takes place, the average of the reported closing bid and asked prices on the principal securities exchange on which such Class A Common Stock is listed, or if such stock is not listed on any such exchange, the highest closing sales price or bid quotations for such stock on the NASDAQ or any system then in use.

                   (iv) If there occurs any recapitalization, stock split, reclassification or any other change of the Class A Common Stock of the Company, or any consolidation or merger of the Company with or into another entity (other than a merger or consolidation of the Company in which the Company is the surviving entity and which does not result in any recapitalization, stock split, reclassification or other change of its Class A Common Stock), then you will thereafter be entitled to

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                                                                     8


receive hereunder for each Incentive Security the same kind and amount of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of Class A Common Stock for each of their shares of Class A Common Stock upon such recapitalization, stock split, reclassification, consolidation, merger or other change in respect of that number of Incentive Securities which you may be entitled to receive hereunder as if such Incentive Securities had been issued immediately prior to such recapitalization, reclassification, stock split, consolidation, merger or other change; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Company) shall be made to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably practicable, in relation to any Incentive Securities which you may become entitled to receive hereunder.

                   (v) You represent and warrant that the Incentive Securities issuable to you pursuant to this Agreement will be received by you for your own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to your right at all times to sell or otherwise dispose of all or any part of the Incentive Securities under an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or under an exemption from such registration available under the Act, and subject, nevertheless, to the disposition of the Incentive Securities being at all times within your control. If you should in the future decide to dispose of any of the Incentive Securities, you understand and agree that you may do so only in compliance with the Act and applicable state securities laws, as then in effect.

                   (vi) You agree to the imprinting of a legend on the certificates representing the Incentive Securities to the following effect:
"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

                  (vii) The Company agrees to include for registration the Incentive Securities in any registration statement that it proposes to file under the Act with respect to the shares of its Class A Common Stock that may be issued pursuant to the Company's 1997 Incentive Stock Plan. The Company also acknowledges that you are the owner of 1,125,062 shares of Class A Common Stock that are entitled to certain registration rights pursuant to the Registration Rights Agreement, dated the date hereof, between you, the Company and certain stockholders named therein.


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                                                                     9


                 (viii) Any required withholding tax payable on the Incentive Securities will be paid by you. It shall be a condition to the obligation of the Company to deliver any of the Incentive Securities that you pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes. The Company may, upon the discretionary determination of the Compensation Committee of the Company (or the Board of Directors in the absence of such committee), permit you, in accordance with applicable regulations of the authority issuing such regulations, to pay a portion or all of the amount of such minimum required or additional permitted withholding taxes in Incentive Securities. At the discretionary determination of the Compensation Committee (or the Board of Directors in the absence of such committee), you shall be permitted to authorize the Company to withhold, or shall agree to surrender back to the Company, on or about the date such withholding tax liability is determinable, Incentive Securities previously owned by you or a portion of the Incentive Securities that were or otherwise would be distributed to you pursuant to this Agreement, having an aggregate Closing Price equal to the amount of such required or permitted withholding taxes to be paid in shares.

              (d) You shall be entitled to reimbursement for reasonable and necessary expenses incurred by you in connection with your employment, upon the presentation of proper documentation therefore in accordance with the usual procedures of the Company.

              (e) During your employment with the Company you shall be entitled to participate in and to receive benefits under and in accordance with the provisions of any Company employee benefit plans, programs and arrangements which may now or hereafter be available to senior executives of the Company, as such plans, programs and arrangements may be in effect from time to time and for which you qualify in accordance with the terms thereof. Except as otherwise expressly provided herein, nothing contained herein is intended in any way to obligate the Company to provide to you employee benefits of any description.
The Company shall have the sole and unlimited discretion to determine whether or not to provide any employee benefits, and, if so, the nature, extent and costs to the Company and/or employee of any employee benefits. In addition to the foregoing, in the event of your death during the term of this agreement, your rights and benefits under employee benefit plans shall be determined in accordance with the terms and conditions of such plans.

              (f) During your employment with the Company, the Company shall provide directors' and officers' liability insurance, health and disability insurance and medical coverage to you consistent with the programs provided to other senior executives of the Company.


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                                                                     10


              (g) During your employment with the Company, provided that you are insurable at a reasonable cost and that you cooperate in obtaining the insurance policy, the Company shall cause a term life insurance policy for you to be issued in the amount of two million dollars ($2,000,000), the beneficiary of which you are free to designate in your sole discretion.

              (h) During your employment with the Company you shall be entitled to take periodic vacations with pay aggregating three (3) weeks per calendar year, provided that the Company has approved the dates of such vacations, which approval shall not be unreasonably withheld and provided, further, that you shall not be permitted to accrue more than fifteen (15) calendar vacation days until such time as you have used up one (1) vacation day. Each time you reach the maximum accrual level of fifteen (15) days, you shall not be permitted to accrue further vacation time until another vacation day has been used. You shall also be entitled to take official Company holidays with pay.

              (i) During your employment with the Company the Company shall pay for your leasing costs (including servicing, insurance and registration) for a BMW 735iL or comparable automobile.

         3.   (a)  For purposes of this agreement, "Invention" will mean
(i) any and all machines, apparatuses, compositions of matter, methods, know-how, processes, designs, configurations, uses thereof, or writings of any kind, discovered, conceived, developed, made or produced, or any improvement to them, and will not be limited to the definition of any invention contained in the United States patent laws; (ii) all matters subject to copyright protection under United States copyright laws; (iii) all matters subject to trademark protection under trademark laws of the United States or those of any state of the United States or under common law of any jurisdiction within the United States; and (iv) all matters subject to protection as trade secrets under the laws or common law of any state of the United States or of the United States.

              (b) You understand and agree that all Inventions, or patents, trademarks, copyrights, trade secrets or any other rights relating to any of the foregoing, which have or may have a material importance to the business of the Company and which are conceived or made by you during your employment by the Company, either alone or with others, are the sole and exclusive property of the Company, whether or not they are conceived or made during your working time for the Company, except to the extent generally known or knowable by persons generally knowledgeable in the radio broadcasting field.

              (c) You will immediately disclose to the Company any and all improvements, discoveries, ideas and Inventions (whether or not patentable) heretofore made (other than those which are the property of your previous employers) or conceived by you while in the employ of the Company, or hereafter made or conceived by you while in the employ of the Company, either alone or in conjunction with others, whether or not made or conceived at the request or upon the suggestion of the Company, whether or not resulting from any work done in the course of your employment by the Company, and whether or not made or conceived during or outside of the usual hours of employment or upon or not upon any premises of the Company.

              (d) You hereby assign and will hereafter assign to the Company all present or future right, title and interest in and to all Inventions referred to in subparagraphs (b) and (c) of this Section 3. You will not disclose any such Inventions to any third party without the written consent of the Company.

              (e) At any time and from time to time during and after your employment by the Company, on the request of the Company, without further consideration you will: (i) Execute specific documents of assignment in favor of the Company, or its nominee, of any of the Inventions covered by this Agreement; (ii) Execute all papers and perform all acts the Company considers necessary or advisable for the preparation, application, procurement, maintenance, enforcement, and defense of patent applications and patents of the United States or other jurisdictions of such Inventions, for the perfection or enforcement of any trademarks, copyrights or trade secrets relating to such Invention, and for the transfer of any interest you may have in such Inventions; and (iii) execute any and all papers and comments which the Company considers to be necessary to vest sole right, title and interest in the Company or its nominee in and to the above Inventions, patent applications, patents, or any trademarks or copyright or applications therefore relating thereto. Notwithstanding the foregoing after the term of this Agreement, unless your employment was terminated for cause, in which case you agree to do so without any compensation, you will be entitled to reasonable compensation for more than incidental time and effort required to be expended by you to fulfill your responsibilities under clause (ii) of this Section 3(e). You will execute all documents (including those referred to above) and do all other acts which the Company considers to be necessary to assist in the preservation of all the Company's interests in such Inventions.

              (f) You have identified on Schedule A attached hereto a complete list of all Inventions which have been made or conceived or first reduced to practice by you alone or in conjunction with others prior to your employment by the Company and which you desire to exclude from the operation of this Agreement.

         4. (a) For purposes of this agreement, "proprietary information" will mean any information relating to the business, operations or personnel of the Company (including any of the Company's affiliates for the purposes of the confidentiality provision of this agreement) that has not previously been publicly released by a duly authorized representative of the Company and will include but will not be limited to such information encompassed in all drawings, designs plans, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, personnel information and all methods, concepts, or ideas used in and which have or may have a material importance to the business of the Company.

              (b) You will regard, to the best of your ability, preserve as confidential all proprietary information that has been may be obtained by you during your employment by the Company or otherwise, whether you have such information in your memory or in writing or other physical form. You will neither use for your benefit or purposes nor disclose to others any proprietary information, either during the term of this Agreement or thereafter, except as required by the conditions of your employment hereunder. This provision will not apply to proprietary information which has been voluntarily disclosed to the public by the Company, for the benefit of the Company or upon its express authorization or has been independently developed and disclosed by others who are not subject to any obligations of confidentiality to the Company.

              (c) You will not remove from the premises of the Company or elsewhere, except as an employee of the Company in pursuit of the business of the Company, any documents or objects containing or reflecting any proprietary information or any other property of the Company. You recognize that all such documents and objects, whether developed by you or by someone else, are the exclusive property of the Company. Upon termination of your employment hereunder you will forthwith deliver up to the Company all proprietary information, including, without limitation, all correspondence, accounts, records and any other documents or property made or held by you or under your control in relation to the business or affairs of the Company, and no copy of any such proprietary information will be retained by you.

              (d) Except for such information which has been previously disclosed to the general public without breaching any confidentiality agreement, under no circumstances and at no time, during or after the term of your employment, will you, directly or indirectly, disclose, divulge, render or offer any knowledge or information with respect to any proprietary information, except in the course of the proper performance of your duties hereunder and you acknowledge and agree that any and all such information will be received by you in confidential capacity.

         5. You agree to perform your duties in full compliance with all laws, rules and regulations of any governmental authority applicable to the Company and its business or to any Affiliated Company or its business, to the extent you are engaged in business on behalf of an Affiliated Company, or to the performance of your duties pursuant to this Agreement. For purposes of this Agreement, "Affiliated Company" means, with respect to the Company, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company.

         6. (a) You agree to comply with any and all the Company's policies, regulations and procedures including but not limited to those which now or hereafter may relate to the matters set forth in this Agreement. Periodically, at the request of the Company, you also agree to execute and/or to respond fully, truthfully, accurately and completely to all documents or questionnaires as may be submitted to you in connection therewith.

              (b) In the event of a breach or threatened breach by you of any of the provisions of Sections 1(f), 1(g), 3, 4, 5, or 6(a) hereof, the Company will be entitled to an injunction restraining you from the commission of such breach, and any violation by you of any provision of any such sections will be grounds for immediate termination of your employment hereunder for cause.

         7. [The Company may assign this agreement and all its rights hereunder.] You may not at any time assign this Agreement nor any right or interest hereunder. Except as herein otherwise provided, this Agreement will be binding upon and inure to the benefit of the parties hereto, your legal representatives and the Company's successors and assigns.

         8. Any notice required or permitted to be given hereunder to the parties will be in writing and will be delivered personally to you or to any Vice President of the Company, or duly mailed to the other party by prepaid registered or certified mail, return receipt requested, or by courier service providing delivery receipts. Such duly mailed notice will be deemed given three
(3) days after the date of dispatch. The address for mailed notices will be (a) for you, the address set forth on the first page of this Agreement, and (b) for the Company: c/o Metromedia Company, One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention: General Counsel. Either party may notify the other party in writing of a change of address by serving notice in the manner provided in this paragraph.

         9. If any provision of this Agreement or the application thereof will for any reason be invalid or unenforceable, such provision will be limited only to the extent necessary in the circumstances to make such provision valid or enforceable and its partial or total invalidity or unenforceability will in any event not affect the remaining provision of this Agreement, which will continue in full force and effect.

         10. THIS AGREEMENT WILL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK. THIS AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING BETWEEN THE PARTIES, CANCELS AND SUPERSEDES ALL PRIOR ORAL OR WRITTEN UNDER-STANDINGS AND AGREEMENTS BETWEEN THE PARTIES HERETO AND CANNOT BE CHANGED OR TERMINATED ORALLY BUT ONLY BY AN INSTRUMENT IN WRITING SIGNED BY BOTH PARTIES HERETO.

         11. The covenants, representations and warranties of this Agreement will survive its execution, delivery and performance, and all accrued obligations will survive its termination.

         If this is in accordance with your understanding, kindly so indicate by signing the enclosed copy of this letter in the space provided below and returning the same to the undersigned.

                             Very truly yours,

                             BIG CITY RADIO, INC.



                             By:
                                -----------------------------------
                                  Name:  Stuart Subotnick
                                  Title:   Chairman



ACCEPTED AND AGREED TO:


By:
   ---------------------------
     Michael Kakoyiannis


Date:
    -------------------------

                                      SCHEDULE A
                                      ----------


                                      INVENTIONS







                                         None